Exhibit 99.1

The First Bancshares, Inc. Reports Increased Earnings for the Nine Months Ended September 30, 2010

HATTIESBURG, Miss.--(BUSINESS WIRE)--November 3, 2010--The First Bancshares, Inc. (NASDAQ: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported earnings for the quarter ended September 30, 2010. Net income available to common stockholders for the three months ended September 30, 2010 amounted to $547,000, or $.18 per diluted share, compared to $572,000, or $.19 per diluted share for the three months ended June 30, 2010. Net income available to common stockholders for the nine months ended September 30, 2010 amounted to $1,579,000 or $.52 per diluted share, compared to $937,000, or $.31 per diluted share for the nine months ended September 30, 2009, an increase of $642,000 or $.21 per diluted share.

The following are key highlights for the quarter ended September 30, 2010:

  Net interest margin increased to 3.52% from 3.45% at June 30, 2010
  Return on average assets increased to .43% from .42% at June 30, 2010
  Return on average equity increased to 4.74% from 4.67% at June 30, 2010
  Certified as a Community Development Financial Institution (“CDFI”) and participated in the Community Development Capital Initiative (“CDCI”)

M. Ray “Hoppy” Cole, President & Chief Executive Officer, commented, “We are pleased with the improvement in the Company’s performance during 2010. Profitability has increased significantly, net income is up 58% and earnings per share is up 68% for the nine months ended September 30, 2010, compared to the same period in 2009. We have been successful in improving our net interest margin while growing both loans and deposits. Our staff has done an excellent job delivering superior customer service, leveraging our existing customer base, and establishing new customer relationships in order to continue to grow our organization.” Cole added, “We were very excited to receive certification as a Community Development Financial Institution (CDFI) and to participate in the Community Development Capital Initiative (CDCI). The Company was awarded a total of $17.1 million of new capital, of which $5 million was used to exchange capital received under CPP/TARP, and an additional $12.1 million to be invested in our local markets. The capital is favorably priced at a fixed rate of 2% for a term of eight years and helps our Company further its mission of community development in South MS.”

Net Interest Income and Non-Interest Income

Net interest income for the quarter ended September 30, 2010, was $4.2 million, a $615,000 increase compared to the third quarter of 2009. This increase was a result of increased loan volume as well as continued overall improvement in the bank’s net interest margin.

Non-interest income decreased $77,000 for the third quarter of 2010 to $1,054,000 as compared to $1,131,000 for the third quarter of 2009. An increase of $186,000 in impairment losses related to our trust preferred securities attributed to this decrease.

Non-Interest Expense

Non-interest expense increased $318,000 for the third quarter of 2010 to $4,025,000 as compared to $3,707,000 for the third quarter of 2009. Increases in expenses related to Other Real Estate and FDIC assessments accounted for approximately $254,000 of this increase.

Total Assets, Net Loans and Deposits

Total assets were up $7.7 million, or 1.6%, between June 30, 2010, and September 30, 2010. Deposits saw a decrease of $7.5 million or 1.9% over the same period. Total loans, net of unearned interest, increased $4.6 million, or 1.4% between June 30, 2010, and September 30, 2010.

At September 30, 2010, The First Bancshares, Inc. reported total loans of $336.1 million, total assets of $504.7 million, total deposits of $397.7 million and stockholders’ equity of $57.2 million. Return on average assets was .43% and return on average equity was 4.74% for the quarter.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. The First has operations in Hattiesburg, Laurel, Purvis, Picayune, Pascagoula, Bay St. Louis, Wiggins and Gulfport, Mississippi. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website, www.thefirstbank.com.

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

THE FIRST BANCSHARES, INC. FINANCIAL HIGHLIGHTS (Unaudited)

($ amounts in thousands except earnings per share, book value and total share volume)

	For the three months		For the nine months
	ended Sept 30,		ended Sept 30,
	2010	2009	2010	2009

Interest income	$5,849	$6,104	$17,677	$18,513
Interest expense	1,623	2,493	5,582	7,939
Net interest income	4,226	3,611	12,095	10,574
Provision for loan losses	372	(36)	754	1,056
Net interest income after
provision for loan losses	3,854	3,647	11,341	9,518
Non-interest income	1,054	1,131	2,881	3,284
Non-interest expense	4,025	3,707	11,618	11,255
Income before income taxes	883	1,071	2,604	1,547
Income taxes	261	301	797	405
Net income	622	770	1,807	1,142
Preferred Dividends	61	63	186	163
Preferred Stock Accretion	14	14	42	42
Net income applicable
to Common Stock	547	693	1,579	937

Earnings per share applicable
to common stockholders
Basic	$.18	$.23	$.52	$.31
Diluted	.18	.23	.52	.31
Dividends per share	.05	-	.15	-

	Sept 30,	December 31,	Sept 30,
	2010	2009	2009

Total assets	504,749	477,552	485,889
Cash and due from banks	28,650	8,416	8,390
Federal funds sold	11,557	7,575	10,419
Investment securities	94,557	112,234	119,203
Loans, net of unearned interest	336,077	318,795	321,402
Allowance for loan losses as
% of net loans	1.36%	1.49%	1.50%

Loans past due 90 days
and still accruing	159	1,447	621
Non-accrual loans	4,443	4,367	5,981
Non-accrual securities	1,950	1,700	1,700
Other real estate owned	4,552	2,903	2,499
Total nonperforming assets	11,104	10,417	10,801

Deposits-interest bearing	349,980	335,227	344,766
Deposits non-interest bearing	47,686	48,527	48,730
Total deposits	397,666	383,754	393,496

Borrowed funds	30,625	32,037	32,063
Subordinated debentures	10,310	10,310	10,310
Stockholders’ equity	57,160	43,616	43,180
Book value (per share)	$13.26	$12.79	$12.64
Total shares outstanding	3,019,869	3,019,869	3,019,869

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole, CEO
or
DeeDee Lowery, CFO
601-268-8998